EXHIBIT 99.1
Mission Produce® Announces Fiscal 2026 Third Quarter Financial Results
Revenue of $450 million reflects 26% increase over prior year
Management raises annualized Calavo synergy outlook to more than $30 million
Second-half fiscal 2026 guidance reaffirmed

OXNARD, Calif.—September 8, 2026—(GLOBE NEWSWIRE) Mission Produce, Inc. (NASDAQ: AVO) (“Mission” or “the Company”) a world leader in sourcing, producing, and distributing fresh Hass avocados, today reported its financial results for the fiscal third quarter ended July 31, 2026.
Fiscal Third Quarter 2026 Financial Overview:
•Total revenue of $450.0 million, with avocado volume growth of 38% compared to the same period last year
•Net loss attributable to Mission Produce of $6.5 million, or $(0.08) per diluted share, which includes Calavo acquisition-related costs of $25.4 million on a pre-tax basis, compared to income of $14.7 million, or $0.21 per diluted share, for the same period last year
•Adjusted net income was $15.0 million, or $0.18 per diluted share, as compared to $18.2 million, or $0.26 per diluted share, for the same period last year
•Adjusted EBITDA of $32.4 million exceeded expectations, reflecting disciplined execution across the Marketing & Distribution segment, good performance in the acquired Calavo business, and higher-than-anticipated earnings from International Farming
CEO Message
John Pawlowski, President and CEO of Mission, stated, “Our third-quarter results demonstrate the strength of our business and the team’s continued focus on operational execution. Performance benefited from solid results in Marketing & Distribution, stronger-than-forecast contributions from International Farming, and encouraging results from Calavo. We are also seeing the benefits of our commercial execution, with meaningful year-to-date U.S. retail market share growth for the legacy Mission business, reflecting our ability to reliably support customer programs through dynamic supply conditions.

“Our early work with Calavo has reinforced our confidence in the strategic and financial merits of the combination. Based on higher-than-anticipated SG&A savings and network efficiencies, we are raising our estimated annualized synergy opportunity to more than $30 million. There is meaningful work ahead, and our priority is to execute the integration thoughtfully, making the right changes in the right sequence while maintaining business continuity and delivering dependable service to our customers.

“Looking ahead, our priorities remain straightforward: extend our marketplace momentum, execute consistently across our global network, integrate Calavo thoughtfully, and translate our expanded scale into stronger earnings and returns. We believe the progress made this quarter provides a strong platform for Mission’s next phase of growth, which we’ll discuss further at Investor Day in October.”
Fiscal Third Quarter 2026 Consolidated Financial Review
Total revenue for the third quarter of fiscal 2026 increased 26% to $450.0 million compared to the same period last year, primarily driven by an increase in avocado volume sold of 38%, partially offset by a decrease in per-unit avocado sales prices of 9%. Volume increased from the integration of the acquired Calavo operation as well as the impact of increased Mexican avocado supply due to higher yields in the current year.

EXHIBIT 99.1
Gross profit was $44.7 million in the third quarter of fiscal 2026, compared to $45.1 million in the prior year, while gross margin decreased 270 basis points compared to the same period last year, to 9.9% of revenue. International Farming segment gross profit decreased due to lower average sales prices attributed to higher global supply of avocados in the current year. Marketing and Distribution segment gross profit was higher due to the inclusion of Calavo’s post-acquisition results, which were reduced by the impact of purchase accounting adjustments. Blueberries segment gross profit improvement was driven by the one-time impact of IEEPA tariff refunds in the current year.

Selling, general and administrative expense (“SG&A”) (which does not include transaction advisory and integration costs) increased for the third quarter driven by the inclusion of expense and purchase accounting adjustments from the acquired Calavo operation. Transaction advisory and integration costs were $12.6 million for the third quarter this year and were comprised primarily of third-party investment banking, integration and legal costs as well as severance/retention associated with the Calavo acquisition, which was completed on May 28, 2026.

Net loss attributable to Mission Produce for the third quarter of fiscal 2026 was $(6.5) million, or $(0.08) per diluted share, and includes Calavo acquisition-related pre-tax costs of $25.4 million. This compares to income of $14.7 million, or $0.21 per diluted share, for the same period last year.

Adjusted net income for the third quarter of fiscal 2026 was $15.0 million, or $0.18 per diluted share, as compared to $18.2 million, or $0.26 per diluted share, for the same period last year.

Adjusted EBITDA was $32.4 million for the third quarter of fiscal 2026, as compared to $32.6 million in the prior year period.
Fiscal Third Quarter Business Segment Performance
Marketing & Distribution

Total segment sales in the Marketing & Distribution segment were $414.3 million, compared to $344.1 million for the same period last year, due to an increase in avocado volume sold of 38%, partially offset by a decrease in per-unit avocado sales prices of 9%. Volume increased from the integration of the acquired Calavo operation as well as the impact of increased Mexican avocado supply due to higher yields in the current year.

Segment operating income, which included the impact of Calavo acquisition-related costs, was $1.1 million in the three months ended July 31, 2026, compared to $14.5 million for the same period last year. Segment adjusted EBITDA, which excludes acquisition-related costs, was $24.7 million, compared to $20.0 million in the same period last year. Growth in adjusted EBITDA was driven by higher gross margin attributed primarily to the inclusion of Calavo’s post-acquisition results.
Prepared Foods

Total segment sales in the Prepared Foods segment were $15.5 million and segment operating loss was $4.1 million for the three months ended July 31, 2026. Segment operating loss included the impact of amortization of inventory adjustments recognized in the business combination. Segment adjusted EBITDA, which excludes acquisition related costs, was $0.2 million for the three months ended July 31, 2026.
International Farming

The vast majority of fruit sales from the International Farming segment are made to the Marketing & Distribution segment, with the remainder of revenue largely derived from direct sales of fruit to third parties, as well as services provided to third-parties and the Blueberries segment. Affiliated sales are concentrated in the second half of the fiscal year in alignment with the Peruvian avocado harvest season, which typically runs from April through September of each year. As a result, operating income and segment adjusted EBITDA for the International Farming segment is generally concentrated in the third and fourth quarters of the fiscal year.

Total segment sales in the International Farming segment were $45.8 million, compared to $49.0 million for the same period last year. Segment operating income was $1.1 million in the three months ended July 31, 2026, compared to $6.7 million in the same period last year. Segment adjusted EBITDA was $7.6 million, compared to $12.1 million in the same period last year. These results were impacted by lower average sales prices attributed to higher global supply of avocados in the current year.
Blueberries

Sales in the Blueberries segment have traditionally been concentrated in the first and fourth quarters of the fiscal year in alignment with the Peruvian blueberry harvest season.

Total segment sales in the Blueberries segment were $5.4 million for the third quarter, compared to $4.5 million for the same period last year. Segment operating income was $2.4 million for the third quarter compared to $0.2 million loss in the same period last year. Third quarter 2026 segment sales and operating income growth were driven primarily by IEEPA tariff refunds. Segment adjusted

EXHIBIT 99.1
EBITDA was -$0.1 million, compared to $0.5 million in same period last year, driven primarily by decreases in volume sold related to harvest timing and lower per-unit sales prices.
Balance Sheet and Cash Flow
Cash and cash equivalents were $47.1 million as of July 31, 2026, compared to $64.8 million as of October 31, 2025.

The Company’s operating cash flows are seasonal in nature and can be temporarily influenced by working capital shifts resulting from varying payment terms to growers in different source regions. In addition, the Company is building inventory in its International Farming segment during the first half of the year for ultimate harvest and sale that will occur during the second half of the fiscal year. While these increases in working capital can cause operating cash flows to be unfavorable in individual quarters, it is not indicative of operating cash performance expected to be realized for the full year.

Net cash used by operating activities was $25.9 million for the nine months ended July 31, 2026, as compared to cash provided of $21.4 million in the same period last year. The reduction in cash from operating activities was due to a combination of lower income including $26.0 million of transaction advisory and integration costs associated with the Calavo acquisition, as well as larger increases in working capital. Working capital growth in the current year is driven by increases in inventory and trade/other receivables, partially offset by grower payables, accounts payable and accrued expenses. Inventory growth is driven primarily by higher growing crop inventory in our International Farming and Blueberries segments resulting from higher crop yields and timing of harvest, while trade/other receivables were associated with seasonality, pricing and timing of sales in the Marketing & Distribution and Blueberries segments and the timing of value-added tax refunds. Grower payables provided favorable impact due to higher avocado volumes and shift in supply mix toward origins with longer payment terms, while accounts payable and accrued expenses were favorably impacted by higher avocado volumes and timing of growing crop inventory associated with larger and later harvest.

Capital expenditures were $32.0 million for the nine months ended July 31, 2026 compared to $39.8 million for the same period last year. Capital expenditures during the current year were comprised primarily of pre-production orchard maintenance and land improvements in Guatemala, land development and blueberry plant cultivation in Peru and construction costs associated with increasing capacity in the Company’s Mexican packing operations.
Acquisition of Calavo Growers, Inc.
On May 28, 2026, the Company completed its acquisition of Calavo Growers, Inc. (“Calavo”). Calavo is a leading provider of fresh avocados, tomatoes, papayas, and value-added prepared foods, including a variety of ready-to-eat products such as guacamole and salsas. Its products are sold under the Calavo brand name, proprietary sub-brands, as well as private labels and store brands. The transaction enhances Mission’s position in the North American avocado category with expanded supply reliability across North America. The transaction also represents Mission’s entry into the high-growth and attractive prepared food sector, while providing a significant opportunity for value creation through cost synergies and SG&A savings.

In the transaction, Mission issued 17,530,762 shares of its common stock and paid approximately $267 million in cash.
Outlook
For the fourth quarter of fiscal year 2026, the Company is providing the following industry outlook that will drive performance:
•Avocado industry volumes in the fiscal 2026 fourth quarter are expected to increase by approximately 10% versus the prior year period. Exportable avocado production from Mission’s owned farms in Peru is expected to range between 120 million to 130 million pounds (as compared to 105 million pounds in the fiscal 2025 harvest season), of which approximately 53 million pounds were sold through as of the end of the fiscal third quarter.
•Pricing is expected to be lower on a year-over-year basis by approximately 10% compared to the $1.39 per pound average experienced in the fourth quarter of fiscal 2025. The decrease in pricing is directly correlated with expectations of higher volumes available in U.S. and international markets.

In connection with the recently completed acquisition of Calavo, the Company is providing select guidance to assist investors in their analysis of the transaction. This disclosure is intended to support evaluation of the acquisition and should not be viewed as establishing an ongoing guidance practice.
•The Company is reaffirming its fiscal second-half 2026 Adjusted EBITDA outlook of $84 million to $88 million. Based on third-quarter results, it expects fourth-quarter Adjusted EBITDA of approximately $52 million to $55 million, including a full quarter of Calavo, and supported by the later timing of sales from its Peru avocado harvest, increased blueberry volumes, and improved avocado margin dynamics.

•For full year fiscal 2026, total capital expenditures are expected to be approximately $45 million, including planned expenditures related to the legacy Calavo business.

EXHIBIT 99.1
Conference Call and Webcast
As previously announced, the Company will host a conference call to discuss its third quarter of fiscal 2026 financial results today at 5:00 p.m. ET. The conference call can be accessed live over the phone by dialing (877) 407-9039 or for international callers by dialing (201) 689-8470. A replay of the call will be available through September 22, 2026 by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671; the passcode is 13761876.

The live audio webcast of the conference call will be accessible in the News & Events section on the Company's Investor Relations website at https://investors.missionproduce.com. An archived replay of the webcast will also be available shortly after the live event has concluded.
Non-GAAP Financial Measures
This press release contains the non-GAAP financial measures “adjusted net income” and “adjusted EBITDA.” Management believes these measures provide useful information for analyzing the underlying business results. These measures are not in accordance with, nor are they a substitute for or superior to, the comparable financial measures by generally accepted accounting principles.

Adjusted net income (loss) refers to net income (loss) attributable to Mission Produce, before stock-based compensation expense, unrealized gain (loss) on derivative financial instruments, foreign currency gain (loss), farming costs for nonproductive orchards (which represents land lease costs), recognition of deferred ERP costs, transaction advisory and integration costs, amortization of inventory adjustments and intangible asset recognized from business combinations, further adjusted by any special, non-recurring, or one-time items such as remeasurement, impairment or discrete tax charges that are distortive to results, and tax effects of these items, if any, and the tax-effected impact of these non-GAAP adjustments attributable to noncontrolling interest, allocable to the noncontrolling owners based on their percentage of ownership interest.

Adjusted EBITDA refers to net income (loss), before interest expense, income taxes, depreciation and amortization expense, stock-based compensation expense, other income (expense), and income (loss) from equity method investees, further adjusted by asset impairment and disposals, farming costs for nonproductive orchards (which represents land lease costs), recognition of deferred ERP costs, transaction advisory costs, and any special, non-recurring, or one-time items such as remeasurements or impairments, and any portion of these items attributable to the noncontrolling interest. Segment adjusted EBITDA refers to, with respect to the applicable segment, net income (loss), before interest expense, income taxes, depreciation and amortization expense, stock-based compensation expense, other income (expense), and income (loss) from equity method investees, further adjusted by asset impairment and disposals, farming costs for nonproductive orchards (which represents land lease costs), recognition of deferred ERP costs, transaction advisory and integration costs, amortization of inventory adjustments recognized from business combinations, and any special, non-recurring, or one-time items such as remeasurements or impairments, and any portion of these items attributable to the noncontrolling interest. The Company is not reasonably able to reconcile its outlook for Adjusted EBITDA to net income or loss because information on the anticipated stock based compensation, the impact of derivative financial instruments and foreign currency, transaction and integration costs and other matters is unavailable, which could cause its calculation of this non-GAAP metric and its GAAP results to be lower.

Reconciliations of these non-GAAP financial measures to the most comparable GAAP measure are provided in the appendices to this press release.

About Mission Produce, Inc.:

Mission Produce is a global leader in the worldwide fresh produce industry and the world's premier supplier of fresh Hass avocados, serving retail, wholesale, and foodservice customers in more than 25 countries. Since 1983, Mission has been dedicated to sourcing, producing, and distributing avocados, building one of the most integrated and diversified avocado supply networks in the world. While avocados remain at the core of its business, Mission also markets and distributes mangos, tomatoes, papayas, value-added prepared foods, including guacamole, and grows blueberries as part of its diversified portfolio. The Company is vertically integrated and has sourcing capabilities across 20+ premium growing regions. With a global distribution network spanning North America, Europe, the United Kingdom, and China, Mission provides a reliable year-round supply of premium products and value-added services, including ripening, bagging, custom packing, and logistics management. For more information, visit www.missionproduce.com.
Forward-Looking Statements
Statements in this press release that are not historical in nature are forward-looking statements that, within the meaning of the federal securities laws, including the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, involve known and unknown risks and uncertainties. Words such as "may", "will", "expect", "intend", "plan", "believe", "seek", "could", "estimate", "judgment", "targeting", "should", "anticipate", "goal" and variations of these words and similar expressions, are also intended to identify forward-looking statements. The forward-looking statements in this press release address a variety of subjects, including statements about our anticipated future performance, anticipated synergies related to our completed acquisition of Calavo, the anticipated future performance of Calavo, and our short-term and long-term assumptions, goals and targets. Many of these assumptions relate to matters that are beyond our control and changing rapidly. Although we believe the expectations reflected in

EXHIBIT 99.1
such forward-looking statements are based upon reasonable assumptions, we can give no assurances that our expectations will be attained. Readers are cautioned that actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including: reliance on primarily one main product, limitations regarding the supply of fruit, either through purchasing or growing; the risks that the businesses of Mission Produce and Calavo will not be integrated successfully or that the integration will be more costly or difficult than expected; the risk that the cost savings and any other synergies from the completed acquisition of Calavo may not be fully realized or may take longer to realize than expected; the risk of underperformance of Calavo’s business; the risk that the credit ratings of the combined company or its subsidiaries may be different from what the companies expect; the risk of adverse reactions or changes to business or employee relationships resulting from the completion of the acquisition of Calavo; fluctuations in the market price of fruit; increasing competition; risks associated with doing business internationally, including Mexican and Peruvian economic, political and/or societal conditions; inflationary pressures; establishment of sales channels and geographic markets; loss of one or more of our largest customers; general economic conditions or downturns; supply chain failures or disruptions; disruption to the supply of reliable and cost-effective transportation; failure to recruit or retain employees, poor employee relations, and/or ineffective organizational structure; inherent farming risks, including climate change; seasonality in operating results; failures associated with information technology infrastructure, system security and cyber risks; new and changing privacy laws and our compliance with such laws; food safety events and recalls; failure to comply with laws and regulations; changes to trade policy and/or export/import laws and regulations; risks from business acquisitions, if any; lack of or failure of infrastructure; material litigation or governmental inquiries/actions; failure to maintain or protect our brand; changes in tax rates or international tax legislation; risks associated with global conflicts; inability to accurately forecast future performance; the viability of an active, liquid, and orderly market for our common stock; volatility in the trading price of our common stock; concentration of control in our executive officers, and directors over matters submitted to stockholders for approval; limited sources of capital appreciation; significant costs associated with being a public company and the allocation of significant management resources thereto; reliance on analyst reports; failure to maintain proper and effective internal control over financial reporting; restrictions on takeover attempts in our charter documents and under Delaware law; the selection of Delaware as the exclusive forum for substantially all disputes between us and our stockholders; risks related to restrictive covenants under our credit facility, which could affect our flexibility to fund ongoing operations, uses of capital and strategic initiatives, and, if we are unable to maintain compliance with such covenants, lead to significant challenges in meeting our liquidity requirements and acceleration of our debt; and other risks and factors discussed from time to time in our Annual and Quarterly Reports on Forms 10-K and 10-Q and in our other filings with the Securities and Exchange Commission. You can obtain copies of our SEC filings on the SEC’s website at www.sec.gov. The forward-looking statements contained in this press release are made as of the date hereof and the Corporation does not intend to, nor does it assume any obligation to, update or supplement any forward-looking statements after the date hereof to reflect actual results or future events or circumstances.

Contacts:
Investor Relations
Andrew Pearson
Vice President Investor Relations and Strategy
Mission Produce, Inc.
apearson@missionproduce.com

Media
Jenna Aguilera
Director of Communications
Mission Produce, Inc.
press@missionproduce.com

MISSION PRODUCE, INC.
Condensed Consolidated Balance Sheets (Unaudited)

(In millions, except for shares)	July 31, 2026	October 31, 2025
Assets
Current Assets
Cash and cash equivalents	$47.1	$64.8
Restricted cash	1.2	1.7
Accounts receivable
Trade, net of allowances	136.0	80.5
Grower and fruit advances	12.2	2.7
Other	36.6	14.6
Inventory	141.3	80.6
Prepaid expenses and other current assets	11.1	8.5
Income taxes receivable	16.4	8.8
Total current assets	401.9	262.2
Property, plant and equipment, net	657.7	542.2
Operating lease right-of-use assets	78.2	67.7
Equity method investees	33.1	34.8
Deferred income tax assets, net	10.5	10.2
Goodwill	268.3	39.4
Intangible asset, net	100.7	—
Other assets	56.4	26.5
Total assets	$1,606.8	$983.0

Liabilities and Equity
Liabilities
Accounts payable	$61.4	$47.3
Accrued expenses	69.5	38.9
Income taxes payable	—	6.8
Grower payables	49.6	23.8
Short-term borrowings	—	4.5
Loans from noncontrolling interest holders—current portion	3.9	0.2
Long-term debt—current portion	11.5	3.0
Operating leases—current portion	10.2	6.9
Finance leases—current portion	3.6	3.1
Total current liabilities	209.7	134.5
Long-term debt, net of current portion	388.9	92.8
Loans from noncontrolling interest holders, net of current portion	—	0.9
Operating leases, net of current portion	75.6	67.5
Finance leases, net of current portion	24.9	22.0
Income taxes payable	0.3	—
Deferred income tax liabilities, net	51.3	19.1
Other long-term liabilities	56.3	26.3
Total liabilities	807.0	363.1
Equity
Mission Produce shareholders' equity	764.0	587.3
Noncontrolling interest	35.8	32.6
Total equity	799.8	619.9
Total liabilities and equity	$1,606.8	$983.0

MISSION PRODUCE, INC.
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended July 31,		Nine Months Ended July 31,
(In millions, except for per share amounts)	2026	2025	2026	2025
Net sales	$450.0	$357.7	$1,019.5	$1,072.2
Cost of sales	405.3	312.6	922.7	967.2
Gross profit	44.7	45.1	96.8	105.0
Selling, general and administrative expenses	31.6	24.0	74.8	67.5
Transaction advisory and integration costs	12.6	0.1	26.0	0.3
Operating income (loss)	0.5	21.0	(4.0)	37.2
Interest expense	(5.1)	(2.4)	(8.7)	(7.1)
Equity method income	1.9	2.0	4.7	3.7
Other (expense) income, net	(2.5)	(0.8)	(4.9)	0.1
(Loss) income before income taxes	(5.2)	19.8	(12.9)	33.9
Provision for income taxes	0.6	5.3	0.4	10.2
Net (loss) income	$(5.8)	$14.5	$(13.3)	$23.7
Less: Net income (loss) attributable to noncontrolling interest	0.7	(0.2)	1.1	2.0
Net (loss) income attributable to Mission Produce	$(6.5)	$14.7	$(14.4)	$21.7

Net (loss) income per share attributable to Mission Produce:
Basic	$(0.08)	$0.21	$(0.19)	$0.31
Diluted	$(0.08)	$0.21	$(0.19)	$0.30

Weighted average shares of common stock outstanding, used in computing diluted earnings per share	82,847,263	71,038,054	74,801,017	71,221,500

MISSION PRODUCE, INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended July 31,
(In millions)	2026	2025
Operating Activities
Net (loss) income	$(13.3)	$23.7
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	30.8	24.1
Amortization of debt issuance costs	0.3	0.2
Equity method income	(4.7)	(3.7)
Noncash lease expense	5.1	5.2
Stock-based compensation	4.5	5.6
Dividends received from equity method investees	7.4	4.4
Losses on asset impairment, disposals and sales	1.0	2.9
Gains on settlement of asset retirement obligations	—	(0.8)
Deferred income taxes	(2.0)	(0.3)
Unrealized losses on foreign currency transactions	0.7	0.8
Unrealized loss on derivative financial instruments	(0.1)	—
Other	—	(0.1)
Effect on cash of changes in operating assets and liabilities:
Trade accounts receivable	(13.3)	(0.3)
Grower fruit advances	(4.4)	(2.1)
Other receivables	(19.6)	(3.3)
Inventory	(18.7)	(11.8)
Prepaid expenses and other current assets	0.7	0.1
Income taxes receivable	(4.9)	(0.8)
Other assets	(2.8)	(7.1)
Accounts payable and accrued expenses	19.4	11.5
Income taxes payable	(6.5)	(3.6)
Grower payables	1.5	(16.4)
Operating lease liabilities	(5.2)	(5.1)
Other long-term liabilities	(1.8)	(1.7)
Net cash (used in) provided by operating activities	$(25.9)	$21.4
Investing Activities
Purchases of property, plant and equipment	(32.0)	(39.8)
Proceeds from sale of property, plant and equipment	0.2	—
Cash paid for acquisition of Calavo, net of cash acquired	(247.0)	—
Other	—	(0.2)
Net cash used in investing activities	$(278.8)	$(40.0)
Financing Activities
Borrowings on revolving credit facility	95.0	55.0
Payments on revolving credit facility	(45.0)	(35.0)
Proceeds from short-term borrowings	—	5.2
Repayment of short-term borrowings	(4.5)	(7.3)
Borrowings under long-term debt obligations	350.0	—
Principal payments on long-term debt obligations	(93.9)	(2.3)
Payment of debt restructuring fees	(2.8)	—
Principal payments on finance lease obligations	(0.9)	(0.7)
Payments for long-term supplier financing	(3.1)	(1.1)
Payments to noncontrolling interest holder for long-term supply financing	—	(1.3)
Proceeds from loan from noncontrolling interest holder	3.6	—
Principal payments on loans due to noncontrolling interest holder	(0.1)	—
Payments of minimum withholding taxes on net share settlement of equity awards	(2.5)	(1.5)

MISSION PRODUCE, INC.

	Nine Months Ended July 31,
(In millions)	2026	2025
Exercise of stock options	—	0.3
Purchase and retirement of common stock	(9.4)	(5.5)
Net cash provided by financing activities	$286.4	$5.8
Effect of exchange rate changes on cash	0.1	0.1
Net (decrease) increase in cash, cash equivalents and restricted cash	(18.2)	(12.7)
Cash, cash equivalents and restricted cash, beginning of period	66.5	59.3
Cash, cash equivalents and restricted cash, end of period	$48.3	$46.6

Summary of cash, cash equivalents and restricted cash reported within the condensed consolidated balance sheets:
Cash and cash equivalents	$47.1	$43.7
Restricted cash	1.2	2.9
Total cash, cash equivalents, and restricted cash shown in the condensed consolidated statements of cash flows	$48.3	$46.6

MISSION PRODUCE, INC.
Reconciliation of Non-GAAP Financial Measures to GAAP (Unaudited)
The following tables reconcile the non-GAAP measures “adjusted net income” and “adjusted EBITDA” to their comparable GAAP measures. Refer also to “Non-GAAP Financial Measures” earlier in this press release.
Adjusted Net Income

	Three Months Ended July 31,		Nine Months Ended July 31,
(In millions, except for per share amounts)	2026	2025	2026	2025
Net (loss) income attributable to Mission Produce	$(6.5)	$14.7	$(14.4)	$21.7
Stock-based compensation	1.7	1.7	4.5	5.6
Unrealized loss on derivative financial instruments	0.2	(0.1)	0.1	—
Foreign currency transaction loss	0.9	1.2	3.6	1.4
Losses on asset impairment and disposals	1.0	1.1	1.0	2.9
Farming costs for nonproductive orchards(1)	0.8	0.7	2.2	2.7
Recognition of deferred ERP costs	—	0.6	—	1.7
Supply chain optimization costs(2)	2.7	(0.4)	2.7	1.1
Transaction advisory and integration costs	12.6	0.1	26.0	0.3
Tariffs(3)	(4.0)	—	(4.0)	1.1
Amortization of inventory adjustment recognized from business combination	5.2	—	5.2	—
Amortization of intangible asset recognized from business combination	1.5	—	1.5	—
Debt restructuring fees	2.4	—	3.1	—
Tax effects of adjustments to net (loss) income attributable to Mission Produce(4)	(6.3)	(1.1)	(10.9)	(3.9)
Mexican transfer tax related to acquisition	1.8	—	1.8	—
Noncontrolling interest(5)	1.0	(0.3)	0.7	(0.6)
Mission Produce adjusted net income	$15.0	$18.2	$23.1	$34.0
Mission Produce adjusted net income per diluted share	$0.18	$0.26	$0.31	$0.48

Weighted average shares of common stock outstanding, used in computing adjusted net income per diluted share	83,350,224	71,038,054	75,418,151	71,221,500
(1)Costs related to blueberry orchards were $0.3 million and $0.2 million for the three months ended July 31, 2026 and 2025, respectively, and $0.8 million and $1.4 million for the nine months ended July 31, 2026 and 2025, respectively. Costs related to avocado orchards were $0.5 million and $0.5 million for the three months ended July 31, 2026 and 2025, respectively, and $1.4 million and $1.3 million, respectively.
(2)Includes accelerated depreciation of fixed assets, accelerated amortization of operating lease right-of-use assets and severance costs incurred, recognized in cost of sales.
(3)For the nine months ended July 31, 2025, amount represents tariff charges levied on USMCA-compliant goods imported from Mexico for the three-day period from March 4th to March 6th, 2025. The extremely short-term nature of the charges prevented the Company from effectively passing the charges in both pricing to customers and prices paid for goods from suppliers. USMCA-compliant goods have subsequently been exempted from tariff charges on U.S. imports. For the three and nine months ended July 31, 2026, amount represents actual and estimated refunds of IEEPA tariffs that were paid in the prior year that are primarily related to our Blueberries operation.
(4)Tax effects are calculated using applicable rates that each adjustment relates to.
(5)Represents net income or loss attributable to noncontrolling interest plus the impact of tax-effected non-GAAP adjustments, allocable to the noncontrolling owner based on their percentage of ownership interest.

MISSION PRODUCE, INC.
Adjusted EBITDA

	Three Months Ended July 31,		Nine Months Ended July 31,
(In millions)	2026	2025	2026	2025
Net (loss) income	$(5.8)	$14.5	$(13.3)	$23.7
Interest expense(1)	5.1	2.4	8.7	7.1
Provision for income taxes	0.6	5.3	0.4	10.2
Depreciation and amortization(2)	14.9	8.4	30.8	24.1
Equity method income	(1.9)	(2.0)	(4.7)	(3.7)
Stock-based compensation	1.7	1.7	4.5	5.6
Losses on asset impairment and disposals	1.0	1.1	1.0	2.9
Farming costs for nonproductive orchards	0.5	0.5	1.4	1.3
Recognition of deferred ERP costs	—	0.6	—	1.7
Amortization of inventory adjustment recognized from business combination	5.2	—	5.2	—
Transaction advisory and integration costs	12.6	0.1	26.0	0.3
Supply chain optimization costs(3)	—	(0.5)	—	0.2
Tariffs(4)	(4.0)	—	(4.0)	1.1
Other income, net	2.5	0.8	4.9	(0.1)
Adjusted EBITDA before adjustment for noncontrolling interest	32.4	32.9	60.9	74.4
Noncontrolling interest(5)	—	(0.3)	(2.9)	(5.0)
Total adjusted EBITDA	$32.4	$32.6	$58.0	$69.4
(1)Includes interest expense from finance leases, the most significant of which is for land at our Blueberries segment of $0.5 million for both the three months ended July 31, 2026 and 2025 and $1.5 million for both the nine months ended July 31, 2026 and 2025.
(2)Includes depreciation and amortization of purchase accounting assets of $2.2 million and $0.0 million for the three months ended July 31, 2026 and 2025, respectively, and $2.5 million and $0.8 million for nine months ended July 31, 2026 and 2025, respectively. Includes $0.2 million of amortization of the Blueberries finance lease for both the three months ended July 31, 2026 and 2025 and $0.4 million for both the nine months ended July 31, 2026 and 2025. Includes accelerated depreciation related to supply chain optimization.
(3)Represents accelerated amortization of operating lease right-of-use assets, early lease termination costs and severance costs incurred, recognized in cost of sales.
(4)For the nine months ended July 31, 2025, amount represents tariff charges levied on USMCA-compliant goods imported from Mexico for the three-day period from March 4th to March 6th, 2025. The extremely short-term nature of the charges prevented the Company from effectively passing the charges in both pricing to customers and prices paid for goods from suppliers. USMCA-compliant goods have subsequently been exempted from tariff charges on U.S. imports. For the three and nine months ended July 31, 2026, amount represents actual and estimated refunds of IEEPA tariffs that were paid in the prior year that are primarily related to our Blueberries operation.
(5)Represents net income (loss) attributable to noncontrolling interest plus the impact of non-GAAP adjustments, allocable to the noncontrolling owner based on their percentage of ownership interest.

MISSION PRODUCE, INC.

By Segment:

	Three Months Ended July 31,		Nine Months Ended July 31,
(In millions)	2026	2025	2026	2025
Marketing & Distribution operating income (loss)	$1.1	$14.5	$(1.6)	$23.9
Depreciation and amortization	8.5	3.2	15.0	11.9
Stock-based compensation	1.7	1.7	4.5	5.6
Losses on asset impairment and disposals	—	0.3	—	1.6
Recognition of deferred ERP costs	—	0.6	—	1.7
Transaction advisory and integration costs	12.6	0.1	26.0	0.3
Supply chain optimization costs	—	(0.5)	—	0.2
Amortization of inventory adjustment recognized from business combination	1.6	—	1.6	—
Tariffs	(0.8)	—	(0.8)	1.1
Marketing & Distribution adjusted EBITDA(1)	24.7	20.0	44.8	46.5

Prepared Foods operating loss	(4.1)	—	(4.1)	—
Depreciation and amortization	0.8	—	0.8	—
Amortization of inventory adjustment recognized from business combination	3.5	—	3.5	—
Prepared Foods adjusted EBITDA(1)	0.2	—	0.2	—

International Farming operating income (loss)	$1.1	$6.7	$(2.5)	$5.3
Depreciation and amortization	5.3	4.9	9.0	8.4
Losses on asset impairment and disposals	0.8	0.2	0.8	0.7
Farming costs for nonproductive orchards	0.5	0.5	1.4	1.3
International Farming adjusted EBITDA(1)	7.6	12.1	8.6	15.4

Blueberries operating income (loss)	$2.4	$(0.2)	$4.2	$8.0
Depreciation and amortization	0.3	0.4	6.0	3.9
Losses on asset impairment and disposals	0.3	0.6	0.3	0.6
Tariffs	(3.2)	—	(3.2)	—
Noncontrolling interest	—	(0.3)	(2.9)	(5.0)
Blueberries adjusted EBITDA(1)	(0.1)	0.5	4.4	7.5
(1) Totals may not sum due to rounding

MISSION PRODUCE, INC.
Other Information (Unaudited)
Segment Sales

	Marketing & Distribution	Prepared Foods	International Farming	Blueberries	Total
(In millions)	Three Months Ended July 31, 2026
Third party sales	$414.3	$15.5	$14.8	$5.4	$450.0
Affiliated sales	—	—	31.0	—	31.0
Total segment sales	414.3	15.5	45.8	5.4	481.0
Intercompany eliminations	—	—	(31.0)	—	(31.0)
Total net sales	$414.3	$15.5	$14.8	$5.4	$450.0
	Nine Months Ended July 31, 2026
Third party sales	$926.3	$15.5	$20.5	$57.2	$1,019.5
Affiliated sales	—	—	43.6	—	43.6
Total segment sales	926.3	15.5	64.1	57.2	1,063.1
Intercompany eliminations	—	—	(43.6)	—	(43.6)
Total net sales	$926.3	$15.5	$20.5	$57.2	$1,019.5
	Three Months Ended July 31, 2025
Third party sales	$344.1	$—	$9.1	$4.5	$357.7
Affiliated sales	—	—	39.9	—	39.9
Total segment sales	344.1	—	49.0	4.5	397.6
Intercompany eliminations	—	—	(39.9)	—	(39.9)
Total net sales	$344.1	$—	$9.1	$4.5	$357.7
	Nine Months Ended July 31, 2025
Third party sales	$1,002.4	$—	$13.2	$56.6	$1,072.2
Affiliated sales	—	—	53.1	—	53.1
Total segment sales	1,002.4	—	66.3	56.6	1,125.3
Intercompany eliminations	—	—	(53.1)	—	(53.1)
Total net sales	$1,002.4	$—	$13.2	$56.6	$1,072.2
Avocado Sales

	Three Months Ended July 31,		Nine Months Ended July 31,
	2026	2025	2026	2025
Pounds of avocados sold (millions)	252.7	183.5	625.7	509.8
Average sales price per pound	$1.58	$1.74	$1.38	$1.83

MISSION PRODUCE, INC.
Sales by Type

	Three Months Ended July 31,		Nine Months Ended July 31,
(In millions)	2026	2025	2026	2025
Avocado	$398.2	$327.0	$865.8	$938.8
Blueberry	5.4	4.5	57.2	56.6
Mango	24.2	22.8	68.0	67.5
Prepared foods	15.5	—	15.5	—
Other	6.7	3.4	13.0	9.3
Total net sales	$450.0	$357.7	$1,019.5	$1,072.2